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                                                                     EXHIBIT 3.5


                AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                      OF

                                IT CORPORATION

        Frank C. Rice and James M. Redwine certify that:

        1. They are the Vice President and the Assistant Secretary, respectively, of IT CORPORATION, a California corporation (the "Corporation").

        2.      The Articles of Incorporation of the Corporation, as amended to the date of the filing of this certificate, including amendments set forth herein but not separately filed (and with the omissions required by Section 910 of the Corporations Code), are amended and restated to read in their entirety as set forth in Exhibit A attached hereto.
             ---------

        3. The amended and restated Articles of Incorporation have been dully approved by the board of directors of the Corporation.

        4. The article amendments as included in the amended and restated Articles of Incorporation (other than omissions required by Section 910 of the Corporations Code) have been dully approved by the required vote of the shareholders of the Corporation in accordance with Section 902 of the Corporations Code. The Corporation has only one class of shares and the number of outstanding shares is One Thousand (1,000). The number of shares voting in favor of the amendments equaled to exceeded the vote required. The percentage vote required for the approval of the amendments was more than fifty percent (50%) of the outstanding shares of the Corporation.




                                                /s/ Frank C. Rice
        Date:      5/7         , 1997           ------------------------------
               ----------------                 Frank C. Rice,
                                                Vice President



                                                /s/ James M. Redwine
        Date:      5/7         , 1997           -------------------------------
              -----------------                 James M. Redwine,
                                                Assistant Secretary
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                                   EXHIBIT A
                                   ---------

                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                                IT CORPORATION


     One:   The name of the corporation is:

                                IT CORPORATION

     Two:   The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

     Three: The corporation is authorized to issue only one class of shares of stock, to be designated as common stock, and the total number of shares which this corporation is authorized to issue is two million (2,000,000), $1.00 par value.

     Four: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     Five: The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California Law.

     Six:   One-third (1/3) of all shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders.